EXHIBIT 10.1
PERRIGO COMPANY PLC
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS
(PERFORMANCE-BASED)
(Under the Perrigo Company plc 2013 Long-Term Incentive Plan)
TO:
RE:        Notice of Restricted Stock Unit Award (Performance-Based)
This is to notify you that Perrigo Company plc (the “Company”) has granted you an Award for non-U.S. participants under the Perrigo Company plc 2013 Long-Term Incentive Plan (the “Plan”), effective as of ______________________ (the “Grant Date”). This Award consists of performance-based restricted stock units. The terms and conditions of this incentive are set forth in the remainder of this agreement (including any special terms and conditions set forth in any appendix for your country (“Appendix”)) (collectively, the “Agreement”). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.
SECTION 1
Restricted Stock Units - Performance-Based Vesting
1.1    Grant. As of the Grant Date, the Company grants to you «Target_Number_of_Performance_Based_Restr» restricted stock units (“Performance Restricted Stock Units” or “PRSUs”), subject to the terms and conditions set forth in this Agreement. The number of Performance Restricted Stock Units awarded in this Section 1.1 is referred to as the “Target Award.” The Target Award may be increased or decreased depending on the level of attainment of Performance Goals for designated Performance Measures as described in Section 1.2. Each Performance Restricted Stock Unit shall entitle you to one share of common stock of the Company (“Common Stock”) on the PRSU Vesting Date set forth in Section 1.2, provided the applicable Performance Goals for each Performance Measure are satisfied.
1.2    Calculation of PRSUs Payable. The number of PRSUs awarded in Section 1.1 payable to you, if any, shall be determined as of the PRSU Vesting Date. That number will be determined based on the average level of attainment of the Performance Measure(s) for each Measurement Period in the Performance Period, in accordance with the schedule determined by the Committee at the time the Performance Measures and applicable Performance Goals are established by the Committee.

The Committee shall establish one or more Performance Measures and the Performance Goals with respect to each Performance Measure that must be attained for Threshold, Target and Maximum performance for each Measurement Period. The Performance Measure and Performance Goals for each Measurement Period will be provided to you.
Following the end of each Measurement Period in the Performance Period, the Committee will determine the percentage of Target Award PRSUs that would be payable for such Measurement Period, based on the attainment of the Performance Goals for each Performance Measure(s) established by the Committee for that Measurement Period. The percentage of the Target Award that would be payable under the schedule shall be adjusted, pro rata, to reflect attained performance between Threshold and Target, and Target and Maximum.
At the end of the Performance Period, the percentage payout for each Measurement Period in the Performance Period will be averaged to determine the actual percentage of Target Award PRSUs that may become payable to you under this Agreement. In no event will the calculation of a positive payout percentage for any Measurement Period be construed to guarantee that any PRSUs will be paid to you under this Agreement. Payout percentages for the each Measurement Period are determined solely for purposes of determining the average Measurement Period payout percentage for the Performance Period.
Except as provided in Section 1.4, the PRSUs will be permanently forfeited if your Termination Date occurs on or prior to the PRSU Vesting Date. If the average Measurement Period performance payout for the Performance Period is less than the Threshold performance level established by the Committee, all PRSUs that have not previously been forfeited shall be forfeited as of the PRSU Vesting Date. If the average Measurement Period performance payout for the Performance Period exceeds the Maximum performance level established by the Committee, in no event will the number of PRSUs vesting exceed 200% of the Target Award.
1.3    Definitions. The following terms shall have the following meanings under this Section 1.
(a)    “Performance Goal” means the level of performance that must be attained with respect to a Performance Measure for a Measurement Period for Minimum, Target and Maximum payout.
(b)    “Performance Measure” for any Measurement Period means one or more financial measures, as determined by the Committee. The Committee shall provide how the Performance Measure will be adjusted, if at all, as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction.
(c)    “Performance Period” means the period beginning on June 28, 2015 and ending on December 31, 2017. The Performance Period consists of three “Measurement Periods.” The first Measurement Period begins on June 28, 2015 and ends on December 31, 2015. The second and third Measurement Periods are the calendar years 2016 and 2017, respectively.
(d)    “PRSU Vesting Date” means June 29, 2018.
1.4    Special Vesting Rules. Notwithstanding Section 1.2 above, in the event of a Change in Control (as defined in the Plan and as such definition may be amended hereafter) while you are employed by or otherwise providing service to the Company, all of the PRSUs awarded under Section 1.1 that have not previously been forfeited shall become fully vested as if Target performance had been obtained for the Performance Period effective as of the date of any such event. If your Termination Date occurs because of death, Disability, or Retirement, the PRSUs shall vest or be forfeited as of the PRSU Vesting Date based on the attainment of the performance goals. If your Termination Date occurs because of an Involuntary Termination for Economic Reasons, the Company’s Chief Executive Officer (or the Committee, if you are subject to Section 16 of the Exchange Act), in his or her sole and absolute discretion, may permit all or part of the PRSUs awarded hereunder to remain outstanding and vest or be forfeited as of the PRSU Vesting Date, depending on the attainment of Performance Goals. To the extent that the Chief Executive Officer (or Committee, if applicable) does not exercise discretionary authority to allow PRSUs to remain outstanding on the date of your Involuntary Termination for Economic Reasons, such PRSUs shall be permanently forfeited.
1.5    Settlement of PRSUs. Provided the Committee has certified the average payout for each of the three Measurement Periods in the Performance Period and provided your Termination Date has not occurred on or prior to the PRSU Vesting Date, on or as soon as practicable following the PRSU Vesting Date and in no event later than the date set forth in Section 2.8, the Company shall transfer to you one share of Common Stock for each PRSU, if any, as determined pursuant to Section 1.2 or 1.4 of this Agreement (the date of any such transfer shall be the “settlement date” for purposes of this Agreement); provided, however, the Company may settle PRSUs in cash, based on the fair market value of the shares on the settlement date, to the extent necessary to satisfy tax withholding pursuant to Section 2.7. No fractional shares shall be transferred. Any fractional share shall be rounded to the nearest whole share. The income attributable to the vesting of PRSUs and the amount of any required tax withholding will be determined based on the value of the shares on the settlement date. PRSUs are not eligible for dividend equivalents.
SECTION 2
General Terms and Conditions
2.1    Nontransferability. The Award under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.

2.2    No Rights as a Stockholder. You shall not have any rights as a stockholder with respect to any shares of Common Stock subject to the PRSUs awarded under this Agreement prior to the date of issuance to you of a certificate or certificates for such shares.
2.3    Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.
2.4    Award Subject to Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be payable only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.
2.5    Adjustments in Event of Change in Common Stock. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Award under this Agreement will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.
2.6    Acknowledgement. The Company and you agree that the PRSUs are granted under and governed by the Notice of Grant, this Agreement (including the Appendix) and by the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of each of the foregoing documents, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the PRSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.
2.7    Responsibility for Taxes. Regardless of any action the Company or, if different, the Affiliate employing or retaining you takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Affiliate employing or retaining you. You further acknowledge that the Company and/or the Affiliate employing or retaining you (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the PRSU Grant Date and the date of any relevant taxable event, as applicable, you acknowledge that the Company and/or the Affiliate employing or retaining you (or formerly employing or retaining you, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)     Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Affiliate employing or retaining you to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Affiliate employing or retaining you, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(1)    withholding from your wages or other cash compensation paid to you by the Company and/or the Affiliate employing or retaining you; or
(2)    withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)    withholding in shares of Common Stock to be issued upon settlement of the PRSUs.
(b)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested PRSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, you shall pay to the Company or the Affiliate employing or retaining you any amount of Tax-Related Items that the Company or the Affiliate employing or retaining you may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
2.8    Compliance with Applicable Law. The issuance of Common Stock will be subject to and conditioned upon compliance by the Company and you, including any written representations, warranties and agreements as the Administrator may request of you for compliance with all (i) applicable U.S. state and federal laws and regulations, (ii) applicable laws of the country where you reside pertaining to the issuance or sale of shares of Common Stock, and (iii) applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
2.9    Short Term Deferral. PRSUs payable under this Agreement are intended to be exempt from Code Section 409A under the exemption for short-term deferrals. Accordingly, PRSUs will be settled no later than the 15th day of the third month following the later of (i) the end of the PRSU recipient’s tax year in which the PRSU Vesting Date occurs, or (ii) the end of the tax year of the Company in which the PRSU Vesting Date occurs.
2.10    Data Privacy.
(a)    By entering into this Agreement and accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Affiliate employing or retaining you, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b)    You understand that the Company and the Affiliate employing or retaining you may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c)    You understand that Data will be transferred to legal counsel or a broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local or Company human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local or Company human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local or Company human resources representative.

2.11     Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan;

(b)    the grant of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted repeatedly in the past;

(c)    all decisions with respect to future PRSU grants, if any, will be at the sole discretion of the Company;

(d)    you are voluntarily participating in the Plan;

(e)    the PRSUs and the shares of Common Stock subject to the PRSUs are an extraordinary item which is outside the scope of your employment or service contract, if any;

(f)    the PRSUs and the shares of Common Stock subject to the PRSUs are not intended to replace any pension rights or compensation;

(g)    the PRSUs and the shares of Common Stock subject to the PRSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Affiliate employing or retaining you or any other Affiliate;

(h)    the grant and your participation in the Plan will not be interpreted to form an employment or service contract with the Company or any Affiliate;

(i)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from your Termination Date (for any reason whatsoever, whether or not later found to be invalid and whether or not in breach of employment laws in the jurisdiction where you are employed or rendering services, or the terms of your employment agreement, if any), and in consideration of the grant of the PRSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Affiliate employing or retaining you, waive your ability, if any, to bring any such claim, and release the Company and the Affiliate employing or retaining you from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(k)    you acknowledge and agree that neither the Company, the Affiliate employing or retaining you nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to you pursuant to the settlement of the PRSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

2.12    Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.
2.13    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan, U.S.A., without regard to principles of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.
2.14    Forfeiture of PRSUs. If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) if your incentive or equity-based compensation is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, or (b) the Committee determines you either knowingly engaged in or failed to prevent the misconduct, or your actions or inactions with respect to the misconduct and restatement constituted gross negligence, you shall (i) be required to reimburse the Company the amount of any payment relating to any PRSUs earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) all outstanding PRSUs (including related dividend equivalents, if any) that have not yet been settled shall be immediately forfeited. In addition, Common Stock acquired under this Agreement, and any gains or profits on the sale of such Common Stock, shall be subject to any “clawback” or recoupment policy later adopted by the Company.
2.15    Appendix. Notwithstanding any provisions in this Agreement, the PRSU grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
2.16    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PRSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
****
We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award.
Very truly yours,

Judy L. Brown
Executive Vice President & Chief Financial Officer